Exhibit 99.2
                                                                   PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE

CONTACT:
John Howell Bullion of Orphan Medical, Inc.
612-513-6900

     ORPHAN MEDICAL COMPLETES $5 MILLION PRIVATE PLACEMENT WITH UBS CAPITAL

MINNEAPOLIS -- August 2, 1999 -- ORPHAN MEDICAL, INC. (Nasdaq: ORPH) announced today completion of a $5 million financing with UBS Capital ("UBS Capital"), a subsidiary of UBS AG. The funding consists of $2.95 million of Series B Convertible Preferred Stock and $2.05 million of debt. The Series B Preferred Stock may be converted prior to August 2, 2009, into common shares at a price of $6.50 per share. The debt carries an interest rate of 7.5% and matures on August 2, 2002.

In connection with the financing, UBS Capital also received two seven-year warrants. One of the warrants entitles UBS Capital to receive, upon payment of the $2.05 million exercise price, either $2.05 million of Series C Convertible Preferred Stock (which is similar to the Series B Convertible Preferred Stock and also has a conversion price of $6.50 per share) or 315,385 shares of Series D Non-Voting Preferred Stock (which is equivalent to common stock except that it has no voting rights). The Company can require the exercise of the warrants under certain conditions. The other warrant, issued in relation to the debt, entitles UBS Capital to purchase 282,353 shares of Series D Non-Voting Preferred Stock at an exercise price of $4.25 per share.

The financing triggered antidilution provisions relating to the approximately $8 million of the Senior Preferred Stock acquired by UBS Capital in July 1998, which resulted in a decrease in the conversion price of those shares from $8.50 to $8.14 per share.

Proceeds of the funding are intended to be used to further the marketing of Busulfex(TM) (busulfan) Injection and the development of Xyrem(TM) (sodium oxybate) oral solution. Busulfex is an intravenous form of busulfan intended for use in combination with other drugs as a preparatory regimen in peripheral stem cell or bone marrow transplants. The drug was approved by the Food and Drug Administration (FDA) in February and has recently been approved in Canada. Xyrem is intended as a treatment for cataplexy, a sudden loss of muscle control, which is a serious symptom of narcolepsy, a chronic neurologic disorder.

"We are very pleased that UBS Capital is providing further support of our efforts based on the Company's potential" said John H. Bullion, Chief Executive Officer of Orphan Medical. "We expect to meet soon with the FDA to determine the NDA submission requirements for Xyrem. This capital allows us to move as quickly as possible depending on the outcome of that meeting."

Orphan Medical is a development stage company that acquires, develops, and markets products of high medical value intended to address inadequately treated or uncommon diseases of well-defined patient populations treated by health care specialists. Orphan Medical's Internet Web Site address is http://www.orphan.com

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The information in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of factors could cause actual results to differ materially from the Company's assumptions and expectations. These are set forth in the cautionary statements included in Exhibit 99 to Orphan Medical's most recent Form 10-Q or Form 10-K filed with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.